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                                                                Exhibit No. 99.1




FIRST EMPIRE STATE CORPORATION ONE M&T PLAZA BUFFALO, NEW YORK 14240
NEWS RELEASE


    CONTACT:  Gary S. Paul             FOR IMMEDIATE RELEASE
              (716) 842-5130           January 31, 1997


BUFFALO, New York First Empire State Corporation ("First Empire") (AMEX:FES) today announced the completion of a trust preferred stock offering that raised $150 million of capital. The 30-year offering of 8.234% fixed-rate cumulative trust preferred stock was sold through First Empire Capital Trust I (the "Trust"), a Delaware business trust that was formed by First Empire to facilitate the transaction. The preferred stock provides investors with call protection for ten years. Dividends will be paid semi-annually, beginning August 1, 1997.

The Trust was formed solely to issue the trust preferred stock and advance the proceeds to First Empire by purchasing its junior subordinated debt. The proceeds of the trust preferred stock will qualify as Tier 1 or core capital for First Empire under the Federal Reserve Board's risk-based capital guidelines, and will be available for general corporate purposes. Payments on the junior subordinated debt of First Empire, which are in turn passed through the Trust to the preferred stockholders, will be serviced through existing liquidity and cash flow sources of First Empire. Under current federal tax law, First Empire will also be permitted to deduct dividend payments on the trust preferred stock.

First Empire, which reported consolidated total assets of $12.9 billion at December 31, 1996, is a bank holding company whose other subsidiaries include Manufacturers and Traders Trust Company (Buffalo, New York), The East New York Savings Bank (New York, New York) and M&T Bank, National Association (Oakfield, New York).